Exhibit 5

[LETTERHEAD OF OBER, KALER, GRIMES & SHRIVER, P.C.]

August 11, 2011

The Board of Directors of Carroll Bancorp, Inc.

1321 Liberty Road

Sykesville, Maryland 21784

Re:	Carroll Bancorp, Inc. (a Maryland corporation)

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

We have acted as special counsel for Carroll Bancorp, Inc., a Maryland corporation (“Company”), in connection with the Registration Statement on Form S-1 (“Registration Statement”) initially filed by the Company on March 11, 2011 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”), and the regulations promulgated thereunder.

The Registration Statement relates to the proposed issuance and sale by the Company of up to 448,500 shares (“Offering Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) in a subscription offering, a community offering and a syndicated community offering (“Offerings”).

In preparation of this opinion, we have examined originals or copies identified to our satisfaction of: (i) the Company’s charter; (ii) the Company’s bylaws; (iii) the Registration Statement, including the prospectus contained therein and the exhibits thereto; and (iv) certain resolutions of the Board of Directors of the Company relating to the issuance of the Offering Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable in our professional judgment for purposes of our opinion, and have relied on the genuineness of all signatures, the accuracy and authenticity of all documents, instruments and materials submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us a certified or conformed copies.

We express no opinion regarding the laws of any jurisdiction, or the effect any such laws may have on the matters set forth herein, other than the substantive laws of the State of Maryland. The opinions expressed herein concern only the effect of such laws (excluding the principles of conflict of laws) as currently in effect. We assume no obligation to supplement this letter if any of such laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

The Board of Directors of Carroll Bancorp, Inc.

August 11, 2011

Page Two

Based upon and subject to the foregoing, it is our opinion that, upon the due adoption by the Board of Directors of the Company (or authorized committee thereof) of a resolution fixing the number of Offering Shares to be sold in the Offerings and the Registration Statement becoming effective under the Act, such Offering Shares, when issued and sold in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters” in the prospectus which is part of the Registration Statement, as such may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of Common Stock to be issued or sold under the Plan of Conversion that is filed pursuant to Rule 462(b) under the Act. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

OBER, KALER GRIMES & SHRIVER, P.C.

By:	/s/ Frank C. Bonaventure
Frank C. Bonaventure, Shareholder